EXECUTION COPY

SECOND AMENDMENT TO GAS GATHERING AGREEMENT
(CONTRACT 163 - SWGA)

This Second Amendment to the Gas Gathering Agreement between Mountain Fuel Supply Company and Questar Pipeline Company effective September 1, 1993 (“Second Amendment”) is made and entered into on March 22, 2016 by Questar Gas Company (“Questar Gas”), formerly known as Mountain Fuel Supply Company (“Mountain Fuel”), and QEPM Gathering I, LLC (“QEPM”), as successor in interest to Questar Pipeline Company (“Questar Pipeline”), effective January 1, 2016. Questar Gas and QEPM are sometimes referred to hereinafter individually as a “Party” or collectively as the “Parties.”
Recitals
A.Mountain Fuel and Questar Pipeline entered into that certain Gas Gathering Agreement effective September 1, 1993, which the Parties commonly refer to as Contract 163, the System-Wide Gathering Agreement or the SWGA (the “Agreement”), pursuant to which QEPM, as successor in interest to Questar Pipeline, gathers natural gas produced by Wexpro Company (“Wexpro”) for Questar Gas pursuant to the Wexpro Agreement and delivered by Questar Gas to QEPM at various receipt points to various delivery points as specified in Appendix A to the Agreement and as such receipt and delivery points have been added, or may be added, and changed by the Parties over the course of the Agreement.

B.Effective March 1, 1996, Questar Pipeline assigned its rights and obligations under the Agreement to Questar Gas Management Company (“QGM”).

C.On February 6, 1998, Questar Gas and QGM entered into that certain Amendment to the Agreement (“First Amendment”) to be effective as of September 1, 1997. The First Amendment modified provisions relating to the calculation of gathering rates under the Agreement.

D.Effective July 1, 2010, QGM was renamed QEP Field Services Company (“QEPFS”).

E.Effective August 13, 2013, QEPFS assigned its rights and obligations under the Agreement to QEPM.

F.The Parties now desire to amend and clarify certain provisions of the Agreement, all subject to the terms and conditions of the Agreement as amended by the First Amendment and as amended and clarified by this Second Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties, covenants, conditions and agreements contained herein and in the Agreement as amended by the First Amendment, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the Agreement as amended by the First Amendment and this Amendment, hereby agree that:
1.Definitions. The capitalized terms used herein and not otherwise defined in this Second Amendment shall have the meanings set forth in the Agreement and the First Amendment. For the avoidance of doubt, all references in this Agreement to the Wexpro Agreement shall refer to Wexpro Stipulation and Agreement among Mountain Fuel Supply Company; Wexpro Company; Utah Department of Business Regulation, Division of Public Utilities; Utah Committee of Consumer Services; and Staff of Wyoming Public Service Commission dated October 14, 1981 and shall not refer to the Wexpro II Agreement.

2.Clarification of Dedication. Section I(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

(a)    Except as limited in §§ I(b) and I(d), gas produced for Questar Gas from wells completed by Wexpro in the cost centers identified in Appendix D (or any cost centers that may be added or changed in the future by mutual agreement in writing of the Parties) to this Agreement pursuant to the Wexpro Agreement is dedicated for gathering by QEPM from the receipt points to the delivery points, as provided in this Agreement, up to a combined maximum daily quantity (MDQ) of 322,812 Dth. Excluded from the foregoing dedication is gas produced from any wells that have been drilled, or may be drilled in the future, by Wexpro, pursuant to the Wexpro Agreement, that are located in the areas known as the Canyon Creek Unit and the Church Buttes Unit and any other areas or fields gathered by a third partyas of December 31, 2015. For the avoidance of doubt, gas produced from wells drilled by Wexpro under any agreement other than the Wexpro Agreement is not dedicated for gathering by QEPM under this Agreement.
3.Clarification of Receipt Points. Section II(e) of the Agreement is deleted in its entirety and is replaced with the following:

(e)    QEPM shall receive gas from Questar Gas at the receipt points listed on Appendix A and at such other receipt points as may have been added, or may be added in the future, through nominations of Questar Gas under this Agreement.
4. Clarification of Delivery Points. Section II(h) of the Agreement is deleted in its entirety and is replaced with the following:

(h)    QEPM shall deliver equivalent quantities of gas for Questar Gas’ account, less fuel and lost-and-unaccounted-for gas under § 6 of the General Terms and Conditions of this Agreement. Delivery for Questar Gas’ account by QEPM shall take place at the delivery points listed on Appendix A and such other delivery points as may have been added, or may be added in the future, through nominations of Questar Gas under this Agreement. For the avoidance of doubt, the delivery point for gas produced by Wexpro for Questar Gas from wells completed by Wexpro, pursuant to the Wexpro Agreement, in the Pinedale cost center is the Pinedale Mesa Master Meter.
5.Modification of Calculation of Gathering Rates. Section III(a)(3) of the Agreement as amended by the First Amendment is deleted in its entirety and is replaced with the following:

(3)    Effective after December 31, 2015, until the termination of this Agreement, rates will be redetermined each year, to be effective from January 1 through the following December 31, and will be based on:
(i)    An allocated portion of the annual cost of service for the calendar year concluded one year prior to the date the rates will be effective (for example, the rate effective January 1, 2016 through December 31, 2016, will be determined based upon the cost of service for calendar year 2014) that is attributable to QEPM’s gathering function through which any gas dedicated under § I(d) flows during that year, in accordance with the methodology shown in Appendix B. The allocation for each cost center under this subparagraph shall be the ratio of Questar Gas’s January through March and November and December volumes dedicated and flowing under § I(d) to the total January through March and November and December volumes for each cost center. In the event that a field ceases to produce gas and QEPM continues to have rate base and/or operating and maintenance expenses in that field, then Questar Gas’ allocated portion of cost of service for the field will be based on the ratio as described above averaged for the prior three years.
(ii)    An assignment of 60% of the resultant annual gathering cost of service to demand charges and 40% to commodity charges.

(iii)    Billing determinants. Demand charge: Each month’s demand charge is one-twelfth of the total demand allocation. Commodity charge: The actual quantity gathered under this Agreement during the calendar year concluded one year prior to the date the rate will be effective.
(iv)    Gathering rates will be determined based on Questar Gas’s share, as determined under Section III (a)(3)(i), of the costs for each of QEPM’s gathering cost centers.
(v)    QEPM shall complete and provide to Questar Gas its calculation of the gathering rates to be effective in any year by June 30 of the prior year for review and audit by Questar Gas at Questar Gas’ discretion. This subparagraph does not apply to the gathering rates to be effective January 1, 2016 through December 31, 2016, which are provided in Appendix D.
6.Clarification of Billing and Payment. Section 7.2 of the General Terms and Conditions of the Agreement is deleted in its entirety and replaced as follows:

7.2    Access to Billing Data. Both Parties will have the right to examine at reasonable times books, records and charts of the other to the extent necessary to verify the accuracy of any statement, charge or computation made under or pursuant to any of the provisions of such statement. This right shall include the right of Questar Gas to audit any and all costs included in QEPM’s calculation of rates pursuant to § III(a)(3) of this Agreement.
7.Clarification of Contested Bills and Billing Errors. Section 7.7 is hereby added to the General Terms and Conditions of the Agreement as follows:

7.7    Contractual Limitation Period. §§ 7.5 and 7.6 of these General Terms and Conditions do not create a contractual limitation on the period during which Questar Gas may claim a breach of this Agreement and seek damages resulting from any breach related to QEPM’s calculation of rates pursuant to § III(a)(3) of this Agreement. Either Party has the right to adjust or contest any bill, invoice or statement within two years of the date of such bill, invoice or statement. If no Party has adjusted or contested a bill, invoice or statement during the two-year period after the date of such bill, invoice or statement, the bill, invoice or statement will be deemed to be accurate. Notwithstanding the foregoing, no Party may adjust or contest any bill, invoice or statement that was provided or dated prior to December 31, 2015.
8.Modification of Appendix B. Appendix B of the Agreement as amended by the First Amendment is deleted in its entirety and replaced with the following:

GATHERING RATE DETERMINATION
The Demand charge and Commodity charge to be applied for gathering natural gas under the terms of this Agreement shall be determined according to the following provisions and guidelines:
1.    The calculation of the gathering rates under § III(a)(3) of the Agreement effective January 1, 2016 through December 31, 2016 is provided in Appendix D to this Agreement. Rate calculations for subsequent years will follow the format depicted in Appendix D.
2.    The costs to be included in determining the gathering rates shall include: (a) operating and maintenance expenses; (b) general and administrative expenses; (c) depreciation and amortization expenses; (d) taxes other than income taxes; and (e) return on rate base. The foregoing costs shall be reduced by other operating revenue credits.
3.    For purposes of ¶ 2, the following guidelines will apply:
(a)    Operation and Maintenance (O&M) Expenses. These expenses include any and all reasonable and prudent direct costs incurred by QEPM for the safe and reliable operation and maintenance of its assets included in each cost center. In the event Questar Gas provides notice to QEPM that Questar Gas believes the O&M expenses for any cost center are excessive, the parties will promptly establish a joint working group to determine ways to reasonably reduce the O&M expenses for that cost center without jeopardizing the safe and reliable operation and maintenance of the assets within the cost center.
(b)    General and Administrative (G&A) Expenses. The G&A expenses for each cost center shall be equal to 38.75% of the cost center’s O&M expenses.
(c)    Depreciation and Amortization (DD&A) Expenses. The DD&A expense calculation will follow the current straight line methodology and will be based on the original historical cost of QEPM’s assets in the cost center. The book life of each cost center will be provided to QEPM by Questar Gas annually beginning with calendar year 2016.
(d)    Taxes Other Than Income Taxes. This includes taxes that are gathering expenses, including payroll taxes and property tax expenses associated with QEPM’s assets in the cost center.
(e)    Rate Base. The rate base shall be determined by taking an average of the net book value of each of QEPM’s assets in the cost center at the beginning and ending of the calendar year on which the rates are based. The book values will be based on original historical cost. The rate base will not include deferred income taxes, working capital or asset retirement values.
(f)    Rate of Return. The rate of return charged on rate base shall be equal to 9.0%. There shall be no adjustment to the rate of return based on federal or state income taxes or for any other factor.
(g)    The costs of gathering activities determined under this Appendix will be reduced by other operating revenues that are directly related to those costs.
(h)    The rate calculation shall not include any costs associated with Rendezvous Gas Services, LLC or Rendezvous Pipeline, LLC or any of their facilities or operations.
9.Miscellaneous. Except as specifically modified or clarified by this Second Amendment, all of the remaining terms and conditions set forth in the Agreement and the First Amendment shall remain unchanged and in full force and effect, all of which are restated, confirmed, ratified, incorporated in and made a part hereof by this reference. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same original. By this reference, the foregoing recitals and the attached Appendix D are incorporated in and made a part of this Second Amendment.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment to the Agreement effective as of the date set forth above.

QUESTAR GAS COMPANY

By:	/s/ Craig C. Wagstaff
Craig C. Wagstaff
President

QEPM GATHERING I, LLC

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

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